Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. BOARD
APPOINTS NEW PRESIDENT AND CEO

East Lansing, Mich. (December 23, 2003) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) announced today that its board of directors has appointed R. Kevin Clinton as President and CEO, effective January 1, 2004. Mr. Clinton is currently President and CEO of American Physicians Assurance Corporation, APCapital’s largest insurance subsidiary. Mr. Clinton succeeds Mr. William B. Cheeseman who recently announced his retirement as President and CEO effective December 31, 2003. Mr. Cheeseman will remain a board member until APCapital’s next annual shareholders meeting on May 5, 2004.

“Kevin brings to the table a broad and unique set of skills,” commented Dr. Thomas Berglund, Chairman of the Board of Directors. “Kevin has 20 years of management experience in the insurance industry. He has been the CEO of a successful publicly traded insurance holding company and he is an experienced actuary. Over the past two years, Kevin has implemented significant actions to turn around our medical professional liability line of business. I am very pleased to have a person of this caliber leading us into the future.”

Mr. Clinton joined APCapital in September 2001 as chief operating officer, and has served as President and CEO of American Physicians Assurance Corporation since June 2002. Prior to joining APCapital, Mr. Clinton held the position of president and chief executive officer of MEEMIC Holdings, Inc. Mr. Clinton has also served as chief financial officer of ProNational Insurance Company, president of Clinton Actuarial Services, Inc. and chief actuary for the State of Michigan Insurance Bureau. Mr. Clinton is a Fellow of the Casualty Actuarial Society.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

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